FOR IMMEDIATE RELEASE

STERLING REPORTS A RECORD FOURTH QUARTER AND RECORD YEAR,
BUYS BACK 467,000 SHARES OF STOCK
Delivers Year-Over-Year Net Income Growth of 117% for Full Year 2018
Combined Backlog Up 15% Over Prior Year, Reaches $1,143 million

THE WOODLANDS, TX – March 4, 2019 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the fourth quarter and full year ended December 31, 2018.

Consolidated Fourth Quarter 2018 Financial Results Compared to Fourth Quarter 2017:

•	Revenues were $255.2 million compared to $253.9 million;

•	Gross margin was 10.5% of revenues compared to 9.4%;

•	Operating income was $9.4 million compared to $7.0 million;

•	Net income attributable to Sterling common stockholders was $5.6 million compared to $3.1 million; and,

•	Net income per diluted share attributable to common stockholders was $0.21 compared to $0.11.

Consolidated Full Year 2018 Financial Results Compared to Full Year 2017:

•	Revenues were $1,037.7 million compared to $958.0 million;

•	Gross margin was 10.6% of revenues compared to 9.3%;

•	Operating income was $42.6 million compared to $26.2 million;

•	Net income attributable to Sterling common stockholders was $25.2 million compared to $11.6 million; and,

•	Net income per diluted share attributable to common stockholders was $0.93 compared to $0.43.

Consolidated Financial Position, Liquidity and Cash Flows at December 31, 2018:

•	Cash and Cash Equivalents were $94.1 million and exceeded our total debt by $12.1 million;

•	Cash provided by operating activities in 2018 totaled $39.5 million, a 59% increase over 2017;

•	Debt totaled $82.0 million reflecting $11.6 million of debt repayments in 2018; and,

•	In the fourth quarter of 2018, 467,000 shares of Sterling’s common stock were repurchased for $4.7 million.

Business Overview:
Fourth quarter 2018 revenues increased 0.5% compared to the prior year quarter. The increase in revenues over the fourth quarter of 2017 was primarily driven by a 14.9% increase in residential. Full year revenues increased 8.3% or $79.7 million over the prior year. This increase is partially attributable to organic growth of $37.9 million and the inclusion of twelve months of revenue in 2018 from Tealstone operations compared to nine months in 2017 of $41.8 million. The remaining increase is driven by comparable increases in revenues from both residential and heavy civil construction.

.

Gross profit was $26.7 million in the fourth quarter of 2018, an increase of $2.8 million from the prior year fourth quarter. Gross margin expanded by over 110 basis points to 10.5% reflecting significant improvement in heavy civil construction gross margin along with consistent strong margins from our residential construction business. Gross profit increased $21.2 million or 24% in 2018 compared with prior year. The yearly increase was equally contributed to by improvements in both heavy civil and residential segments.

General and administrative expenses were $12.3 million in the fourth quarter of 2018 compared to $11.8 million in the fourth quarter of 2017. `General and administrative expenses increased $2.3 million during 2018 to $50.6 million, or 4.9% of revenues from $48.4 million or 5.0% in 2017. This increase is primarily from the inclusion of twelve months compared to nine months of cost and associated growth of Tealstone and increased bid pursuit costs in our heavy civil business.

Heavy Civil Construction Backlog Highlights:

•
Combined backlog at December 31, 2018 was $1,143.4 million, an increase of 15% from $994.6 million at December 31, 2017. Combined backlog consists of $850.7 million of backlog and $292.7 million of unsigned contracts as of December 31, 2018 compared to $744.4 million and $250.2 million at December 31, 2017, respectively. No residential construction contracts are included in backlog;

•	Gross margin on projects in combined backlog as of December 31, 2018 averaged 8.9%, an increase from 8.3% at December 31, 2017; and,

•	Non-heavy highway revenues accounted for 42% of 2018 heavy civil construction revenues compared to 32% of revenues in 2017.

CEO Remarks and Outlook:
“Sterling delivered yet another record setting year in 2018, highlighted by the strongest fourth quarter results in the Company’s history,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “Our strategy, which focuses on growing the bottom line at a greater rate than the top line while reducing risk, continued to deliver and as a result our full year net income grew 117% while our revenues grew a solid 8.3%, meeting or exceeding guidance in all metrics. The results of our focused efforts have also translated well to our balance sheet, where we have now gone from a net debt to a net cash position.”

Mr. Cutillo continued, “Demand across our end-markets in all business segments remains robust. In our heavy civil business, a combination of our large joint-venture projects in the Rocky Mountains along with our increased discipline at the bid table, particularly in our Texas operation has led to significant operating margin expansion. Our residential business is running strong as evidenced by this segment’s 15% revenue growth for the fourth quarter over the prior quarter. Despite the narrative surrounding rising interest rates and the impact that might have on the future of the U.S. residential construction market, our core markets, Dallas-Fort Worth and Houston remain the number one and number three housing markets in the U.S. and continue to have very strong growth projections. These trends support our current strategy of focusing on the strong Texas market and homebuilders' developments that are primarily composed of entry level and first-move home buyers.”

Mr. Cutillo concluded, “Based on booking trends, market strength, continued mix shift and improved execution, we expect to generate full year 2019 revenues of between $1.075 billion and $1.095 billion. This continued momentum into 2019 leads us to anticipate net income attributable to Sterling common stockholders to be in the range of $29 million to $32 million, which implies greater than 20% year-over-year growth at the midpoint of the range. We expect our full year 2019 diluted average common shares outstanding to be approximately 27 million. Our outlook does not assume any major positive changes in government investment in infrastructure, which would likely enhance our growth forecast as we are well-positioned to win further economically compelling heavy civil project opportunities across our geographies. In addition, our main residential end-markets in the Dallas - Fort Worth Metroplex and the Houston area continue to grow at low double-digit percentages. From a capital allocation perspective, our significantly improved balance sheet provides us the flexibility to reinvest in our business and pursue attractive M&A opportunities along with possible debt reduction or further share repurchases. Considering all of these factors, we remain confident in our ability to deliver continued value to our shareholders and look forward to providing updates on our progress over the course of 2019.”

Conference Call:
Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Tuesday, March 5, 2019 at 9:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a construction company that specializes in heavy civil infrastructure construction and infrastructure rehabilitation as well as residential construction projects. We operate primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas and Utah, as well as other states in which there are feasible construction opportunities. Heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Residential construction projects include concrete foundations for single-family homes.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620
(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues	$255,175	$253,911	$1,037,667	$957,958
Cost of revenues	(228,433)	(229,942)	(927,335)	(868,866)
Gross profit	26,742	23,969	110,332	89,092
General and administrative expenses	(12,263)	(11,806)	(50,620)	(48,351)
Other operating expense, net	(5,070)	(5,194)	(17,101)	(14,565)
Operating income	9,409	6,969	42,611	26,176
Interest income	414	122	1,017	314
Interest expense	(3,085)	(3,128)	(12,350)	(9,800)
Loss on extinguishment of debt	—	—	—	(755)
Income before income taxes and noncontrolling interests in earnings	6,738	3,963	31,278	15,935
Income tax expense	(187)	351	(1,738)	(118)
Net income	6,551	4,314	29,540	15,817
Noncontrolling interests in earnings	(944)	(1,234)	(4,353)	(4,200)
Net income attributable to Sterling common stockholders	$5,607	$3,080	$25,187	$11,617

Net income per share attributable to Sterling common stockholders:
Basic	$0.22	$0.11	$0.94	$0.44
Diluted	$0.21	$0.11	$0.93	$0.43

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	26,881	26,802	26,903	26,274
Diluted	27,196	27,415	27,194	26,712

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$94,095	$83,953
Receivables, including retainage	145,026	133,931
Costs and estimated earnings in excess of billings on uncompleted contracts	41,542	37,112
Inventories	3,159	4,621
Receivables from and equity in construction joint ventures	10,720	11,380
Other current assets	8,074	7,529
Total current assets	302,616	278,526
Property and equipment, net	51,999	54,406
Goodwill	85,231	85,231
Intangibles, net	42,418	44,818
Other assets, net	309	317
Total assets	$482,573	$463,298
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$99,426	$97,457
Billings in excess of costs and estimated earnings on uncompleted contracts	62,407	62,374
Current maturities of long-term debt	2,899	3,978
Income taxes payable	318	81
Accrued compensation	9,448	9,054
Other current liabilities	4,676	9,348
Total current liabilities	179,174	182,292
Long-term liabilities:
Long-term debt, net of current maturities	79,117	86,160
Members’ interest subject to mandatory redemption and undistributed earnings	49,343	47,386
Deferred taxes	1,450	—
Other long-term liabilities	1,229	1,271
Total long-term liabilities	131,139	134,817
Commitments and contingencies (Note 11)
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01 per share; 38,000,000 shares authorized, 27,063,974 and 27,051,468 shares issued	271	271
Additional paid in capital	233,795	231,183
Treasury Stock at cost, 466,519 shares at December 31, 2018	(4,731)	—
Retained deficit	(64,934)	(90,121)
Total Sterling common stockholders’ equity	164,401	141,333
Noncontrolling interests	7,859	4,856
Total equity	172,260	146,189
Total liabilities and equity	$482,573	$463,298

Segment Results
The following table presents total revenue and income from operations by reportable segment for the three and twelve months ended December 31, 2018 and 2017 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue
Heavy Civil Construction	$220,902	$224,078	$885,971	$849,966
Residential Construction	34,273	29,833	151,696	107,992
Total Revenue	$255,175	$253,911	$1,037,667	$957,958

Operating Income (loss)
Heavy Civil Construction	$4,248	$2,695	$21,524	$10,822
Residential Construction	5,161	4,274	21,087	15,354
Total Operating Income (loss)	$9,409	$6,969	$42,611	$26,176

The following table presents total assets by reportable segment at December 31, 2018 and December 31, 2017 (in thousands):

	December 31, 2018	December 31, 2017
Assets
Heavy Civil Construction	$355,011	$363,125
Residential Construction	127,562	100,173
Total Assets	$482,573	$463,298

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2018, 2017 and 2016
(Amounts in thousands)

	2018	2017	2016
Cash flows from operating activities:
Net income (loss) attributable to Sterling common stockholders	$25,187	$11,617	$(9,238)
Plus: Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	4,353	4,200	1,826
Net income (loss)	29,540	15,817	(7,412)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,770	16,994	15,699
Amortization of deferred loan costs	3,250	2,563	349
Loss (gain) on disposal of property and equipment	(580)	171	(367)
Loss on debt extinguishment	—	755	—
Deferred tax expense	1,450	—	—
Stock-based compensation expense	3,064	2,843	1,810
Changes in operating assets and liabilities:
Receivables, including retainage	(11,094)	(29,923)	(2,020)
Net amount of billings in excess of costs and estimated earnings on uncompleted contracts	(4,397)	(3,492)	27,744
Receivables from and equity in construction joint ventures	659	(4,250)	5,800
Other assets	924	929	(578)
Accounts payable	1,969	13,579	8,138
Accrued compensation and other liabilities	(4,038)	6,625	319
Member’s interest subject to mandatory redemption and undistributed earnings	1,957	2,156	(5,208)
Net cash provided by operating activities	39,474	24,767	44,274
Cash flows from investing activities:
Tealstone acquisition, net of cash acquired	—	(54,861)	—
Additions to property and equipment	(13,171)	(9,420)	(10,888)
Proceeds from sale of property and equipment	1,789	8,384	2,714
Net cash used in investing activities	(11,382)	(55,897)	(8,174)
Cash flows from financing activities:
Cash received - Oaktree Facility	—	85,000	—
Repayments - equipment-based term loan and other	(1,126)	(4,710)	(14,969)
Repayments - Oaktree Facility	(10,429)	—	—
Distributions to noncontrolling interest owners	(1,350)	—	(1,079)
Net proceeds from stock issued	—	—	19,142
Purchase of Treasury Stock	(4,731)	—	—
Debt issuance costs	—	(6,871)	—
Other	(314)	(1,121)	(835)
Net cash provided by (used in) financing activities	(17,950)	72,298	2,259
Net increase in cash and cash equivalents	10,142	41,168	38,359
Cash and cash equivalents at beginning of period	83,953	42,785	4,426
Cash and cash equivalents at end of period	$94,095	$83,953	$42,785
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$10,829	$9,800	$2,628
Cash paid during the period for income taxes	$276	$279	$72
Non-cash items:
Share consideration given for Tealstone acquisition (1,882,058 shares)	$—	$17,061	$—
Notes and deferred payments to sellers	$—	$11,588	$—
Warrants issued to lenders (1,000,000 Warrants)	$—	$3,500	$—
Transportation and construction equipment acquired through financing arrangements	$—	$70	$740